LEVY, SAPIN, KO, MOSS & FREEMAN
CERTIFIED PUBLIC ACCOUNTANTS, INC.

WILLIAM L. LEVY, C.P.A.
ANDREW P. SAPIN, C.P.A.
STEVE C. KO, C.P.A.
MARTIN A. MOSS, C.P.A.
SCOTT A. FREEMAN, C.P.A.

May 12, 2008

To the Board of Directors
Latigo Shore Music, Inc.
Malibu, California 90265

We consent to the use of our Independent Auditor's Report dated January 31, 2007 covering the financial statements of Latigo Shore Music, Inc. as of December 31, 2006 in Amendment No.5 to the Rokwader Inc. Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about May 12, 2008.

We also consent to the references to us as experts in matters of accounting and auditing in the noted registration statement.

Yours Truly,

Martin A. Moss

cc:

4221 WILSHIRE BOULEVARD, SUITE 430 • LOS ANGELES, CALIFORNIA 90010 • (323) 936-8256 • FAX (323) 936-2649